Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
ADDITION TO BOARD OF DIRECTORS
AND FIRST QUARTER DIVIDENDS

(Columbus, IN, February 15, 2007) Irwin Financial Corporation (NYSE: IFC) today announced the election of Dayton H. Molendorp to its Board of Directors and the declaration by the Board of preferred and common stock dividends.

Mr. Molendorp, 59, is the president and CEO of OneAmerica Financial Partners, Inc., headquartered in Indianapolis, IN, a nationwide network of companies offering retirement plans, products and services; individual life insurance and annuities; long-term care solutions; and employee benefits.

Mr. Molendorp has more than 32 years of experience in the insurance and financial services industry. After graduating from Westmar College (LeMars, IA) with a B.S. in mathematics and business administration, he spent four years in the U.S. Air Force. His professional career began as an agent with Mutual Security Life in Fort Wayne, IN. In 1987, he joined American United Life Insurance Company® (AUL), a OneAmerica company. He successfully led the affiliation between Indianapolis-based insurers AUL and The State Life Insurance Company, which became a wholly owned subsidiary of OneAmerica at the end of 2004, the same year he was named President and CEO.

He is a member of the Society of Financial Service Professionals, the National Association of Insurance and Financial Advisors and the General Agents and Managers Association.

Mr. Molendorp is actively involved in his community as he is currently on the Board of Directors for the Boys and Girls Club of Indianapolis; Skyline Club Board of Governors; Indiana Chamber of Commerce, Life Insurance and Market Research Association and Central Indiana Corporate Partnership. Additionally, he is a member of the National Campaign Advisory Commission for Anderson University.

Will Miller, Chairman and CEO said, "Irwin Financial is very pleased to welcome Dayton to our Board of Directors. His business acumen, experience, expertise in risk management, and broad knowledge of the financial services industry will enhance our Board. Our current directors and senior management team are looking forward to working with him."

Mr. Molendorp was elected to the Board of Directors at the meeting on February 15, 2007 and replaces Tim Solso who stepped down at the end of 2006. The addition of Mr. Molendorp to the Board of Directors brings the total number of directors to ten.

Additionally, the Corporation announced common and preferred stock dividends. The common stock dividend of $0.12 per share is to be paid on March 30, to all shareholders of record on March 16, 2007. The dividend rate is a $0.01 per share or a 9 percent increase as compared with the dividend paid in the same quarter a year earlier. The preferred stock dividend at an annualized rate of 8.615 percent is payable on March 30, with a record date of March 15, 2007.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.